Exhibit 99.2

Etsy, Inc.
Transcript of Etsy Business Update

(April 2nd, 2020)

Corporate Participants:

•	Josh Silverman, Chief Executive Officer

•	Rachel Glaser, Chief Executive Officer

•	Debra Wasser, VP of Investor Relations

Presentation -

Debra Wasser:

Hi everyone.

I’m Deb Wasser, Etsy’s Vice President of Investor Relations. Also coming to you from their homes today are Josh Silverman, our CEO, and Rachel Glaser our CFO. Given the unprecedented nature of the last weeks, we wanted to provide an update on recent business conditions related to COVID-19 rather than waiting until our earnings call, which we expect to hold in early May.

Today’s call will be in fireside chat format, drawing from the questions we have recently been receiving from many of you.

Before we get started, just a reminder that our remarks today include forward-looking statements relating to our estimates of GMS; our future guidance; the impact of COVID-19 on our communities, business and financial results; our ability to drive sustained growth; our ability to execute on our key initiatives; our ability to bring buyers back to the Etsy marketplace; anticipated benefit of our marketing strategy; anticipated investments in and benefits of our seller initiatives; and our ability to remain profitable and cash flow positive. Our actual results may differ materially. Forward-looking statements involve risks and uncertainties which are described in our press release and our 10-K filed with the SEC on February 26th. Any forward-looking statements that we make on this call are based on our beliefs and assumptions today, and we don't have any obligation to update them.

OK, with that out of the way... I'll now dive into some questions.

Hi Josh - It would be great to have you start by talking about how you are thinking about the current situation and how our team is managing through it?

Josh Silverman:

Sure, thanks Deb. And I want to start by saying that our hearts go out to all of the people that have been so affected by this crisis.

We are experiencing right now an unprecedented healthcare crisis, which has also triggered an economic crisis. While the healthcare crisis is unprecedented and the specifics of the economic crisis are unique, the idea that we experience economic crises from time to time is actually part of the order of an economy - and I’ve experienced this in my 25 years as an executive through the dot.com crisis and the financial crisis and many of the people in our leadership team have been through two or three recessions in the past. And it’s in moments like that, that we’re particularly grateful that our mission is so powerful and so relevant now more than ever. Etsy is about Keeping Commerce Human. And the world needs that now more than it has ever needed it.

We're also very grateful for our business model, which has such high variable cost and relatively low fixed cost, and positions us really well to be resilient and to manage through the near-term turbulence to get to the other side...which we believe is the continuing, powerful, meaningful large opportunity that Etsy faces.

Deb Wasser:

Thanks Josh. One of the main reasons we wanted to do this call today was to give investors a view to how our first quarter top line was impacted by COVID. So, can you please provide some more details on that?

Josh Silverman:

Sure. I'm happy to. We came out of the gates really strongly this year, in fact our Consolidated GMS growth between the months of January and February was up 41% year-over-year, and then the COVID crisis became a major mindshare event. And we've seen that when there are large mindshare events, we see that we experience what we call the ‘CNN effect’ - that could be a hurricane or flood - and in those moments when people's mindshare is elsewhere, we tend to see a significant drop in traffic to Etsy. We experienced that suddenly and strongly beginning on March 8th.
And that hit a low point in the month of March, in the third week of March, when our Consolidated GMS for the week was negative 2%. So to dimensionalize that, we were averaging 41% Consolidated GMS growth in January and February, and it went down to negative 2% in the third week of March.

And to remind ourselves, the third week of March was a week when schools were closing all around the United States, when stay at home orders were taking place, and when people's lives were being disrupted in really massive ways in the United States and in many parts of the world.

In the fourth week of March, we saw some real recovery. So GMS Consolidated in the fourth week of March was up 27% year-over-year, but even in that fourth week, on the Etsy standalone site, we had one day that was a negative 4% day and another day, just a few days later, that was a positive 23% day. So we're seeing some really strong volatility day-to-day that's not really precedented in any recent past for Etsy.

So to sum it up, for the first quarter of 2020, Consolidated GMS for Etsy, Inc. was approximately US$ 1.4 billion or up about 32% year-over-year from 2019.

Deb Wasser:

Thanks Josh. Can you dig a little bit deeper on buyer demand in terms of the categories that we are seeing getting hit more or benefitting in this time?

Josh Silverman:

Sure, I’m happy too.

So, in the month of March there was a lot of focus for consumers on getting staples that could arrive right now. So people wanted hand sanitizer and bathroom tissue, and they wanted it to arrive right away - and that's not necessarily Etsy’s special moment.

So traditionally in the month of March we’d be seeing a lot of strength in the weddings category, and given all the stay-at-home orders, that is obviously a category that's been severely impacted for us. Another category that would traditionally be strong in the month of March is jewelry, and this might not be the moment that people are thinking about getting a gift for themselves or someone else. So the jewelry category is also seeing some material headwinds.

On the bright side, categories like self-care, puzzles and games to do at home, or bath and beauty, are actually a much more stable right now as Etsy is open for business at a time when many people aren't. And speaking of open for business, Reverb is actually seeing some benefit from first time musicians who are thinking about taking up an instrument right now, and so they're coming onto Reverb to buy perhaps a guitar or some other instrument at a time when many retail establishments or even online places are either closed or very delayed in shipping.
So we certainly see some headwinds today from some of the very specific and time driven events that are happening right now. But we also think that they're going to be some shifts in habits that are happening as people who are more comfortable buying offline really learned to embrace and shop online. As supporting small independent businesses becomes really front of mind for people as well, we think that Etsy can be the real beneficiary of those over time and we're working hard to make sure we position ourselves to benefit from that.

Deb Wasser:

Great, thanks Josh. Can you talk about employee productivity in this environment? It would be great for you to share some examples of our business philosophy and how we have been reacting to this challenge.

Josh Silverman:

Absolutely, I'm happy to.

Etsy has taken the COVID crisis seriously from the beginning. We are an agile company and we act with urgency when we think it's appropriate. So we stood up a COVID task force in early January, and began to outline the areas of risk and make sure that we were prepared for them. For example, we ran a full ‘everyone work-from-home’ Day in February to make sure that our systems could work in a performance scale in case everyone needed to work from home, and in fact, unfortunately, that became the case.

And in early March, we were on the early side of shutting down all of our offices globally and asking everyone to work from home. And we benefit from having the kind of workforce that is able to work from home more productively than many. We don't need to send everyone into a factory or into a warehouse at the same time in order to deliver our service to sellers and buyers. So, we're a little more well set up than many for that type of business.

We’ve also been working hard to adapt and make the best use of our team. So for example, we asked all of our members support vendors to work from home - the people who may not be on Etsy’s payroll but are still part of the Etsy community and support us. And they were not all ready to work from home as quickly as Etsy employees were, so we took some of our workplace staff - who had a lot less to do given our offices were closed - and crossed trained them on member support and had them up and running answering customer queries to cover the gap.

So the team is really learning to embrace this and stay agile. And we're impressed by the early days of productivity metrics we're seeing. So for example, in terms of software releases per week, we've seen a fairly stable amount of software releases so far indicating that our teams are largely still able to get their work done. And I don't want to make light of the situation. The biggest impact we’ve probably seen is actually school closures. We have a meaningful number of parents and so now they're trying to work from home while also often having young children in the house. So it's not seamless and it's not effortless, but in general, we're able to keep productivity relatively high, and people at Etsy hold our mission very close to their heart. We know that we do something very important for the 2.7 million sellers who count on us and the millions of buyers who count on us. And so our team is really working hard to make sure that we live up to that while also managing their own families. And we're working hard to give them the space to balance both as well.

Deb Wasser:

So, next question. In light of the quickly changing demand environment, can you talk about how we are adjusting our marketing spend and messaging?

Josh Silverman:

Of course. Broadly speaking, our marketing falls into two buckets: Performance Marketing and Brand and above-the-line Marketing.

Starting with Performance Marketing. One of the nice elements of Performance Marketing is that it's a bit of a natural shock absorber in that it varies dynamically with demand. So in moments when mindshare is diverted away from Etsy products and categories, we have less impressions on places like Google and Facebook and therefore we spend less. And as mindshare shifts back to Etsy relevant categories, our impressions naturally grow and our spend naturally grows. So it’s a really nice variable part of our cost structure.

On Brand and above-the-line television, we acted very quickly to push back much of our TV spend, recognizing that the month of March and probably the month of April were not going to be times when people were really going to be in a mindset where Etsy was top of mind. So we bought ourselves a lot of flexibility in terms of when we're coming online. And we're tracking daily leading indicators of traffic on Etsy, traffic on Google, to see when is mindshare shifting back in our direction, so that we can come back online, maybe even in a big way.

And as we come back on above-the-line, we really have shifted our marketing message in the brand ingredients we’re emphasizing to two things: 1) finding joy in the everyday, while 2) supporting small and independent businesses. And we think that these two brand ingredients are going to be really relevant today, and in fact, very enduring and beneficial for Etsy over the long term.

As we shift our brand messaging, we're also shifting our merchandising. So as I mentioned earlier, we would normally be merchandising categories like weddings and jewelry right now and instead what we're merchandising are things like self-care, toys and games for the home, bath and beauty products, and home improvement - gardening, make your home office more cozy - those kinds of categories that are very relevant. And the team is acting very dynamically. They're looking at search queries on a daily basis and then modifying our merchandising in step with that.

Deb Wasser:

Moving to another question we’ve been getting a lot - Can you talk about how Etsy sellers are doing? To what extent has our supply chain been impacted?

Josh Silverman:

Sure, I'm happy to. And I think this does point to an area that's of particular resilience for Etsy.

So first, there's about 2.7 million creative entrepreneurs who sell on Etsy. And they are the backbone of Etsy. And 91% of them are businesses of one that are working from home. So Etsy already has less single points of failure depending on particular supply chains or logistics. While much of the world is closed or delayed in shipping, Etsy is very much open for business. And there may be individual issues from individual sellers, in fact we are seeing small uptake in sellers that are pausing their shop because, for their individual circumstances, they're not able to deliver or to deliver reliably at this time. But at Etsy, when a seller pauses her shop, we very rarely lose a sale because there are other sellers that sell similar items that are ready and willing to step in and make the sale. So we feel very good about the fact that this is a moment when Etsy can really shine and when we can leverage the cottage industry of America and creative entrepreneurs all around the world to meet the needs of buyers.

And in fact we get letters and outreach from sellers every day that really ground us and remind us of the mission in the specialness that is the Etsy community. And I thought I'd read just one example letter that I received just the other day from a seller who is based in Eastern Europe and here's what she had to say...

"Today I found out that the postal companies can’t ship my packages anymore due to the worldwide situation with COVID-19, and I had a decent amount of orders yet ready to ship. I had to text all of my customers, let them know about the situation and offer them to cancel, because I feel like this is my duty as a seller. I was ready to take a hit and ready for all of the cancellations - but the most amazing thing happened... My customers turned out to be the most understanding, awesome and patient people I have ever met. They told me that they would wait for my bags for as long as it takes and they would stay with me... support me and just be there... It honestly made me cry... I always knew that Etsy’s community is the most amazing place of all, but this united power just made me realize that we will definitely survive this together!"

It's stories like that that keep the Etsy team so grounded, so motivated, and so inspired. That this is a special moment and we will rise to the occasion to support the sellers and the buyers that count on us.

Deb Wasser:

Hi Rachel - here's a related one for you. Still on the topic of our sellers - can you explain to everyone what Etsy is doing to support them through this challenging time?

Rachel Glaser:

Sure, good to talk to everyone.

We have over 2.7 million sellers that make up our community and they are the Etsy Marketplace. And we really really care about them. We're in this together and we want them to know that we have their backs. So we have done a few actions to help them:

First, we’re investing $5 million in Offsite Ads. When we launched our new program in March, it included a free trial period and we've extended that free trial period so that they will not pay any fees on ads that we buy on their behalf until at least May 1st. And we expect this to be about a $5 million investment.

The second thing is that we're giving sellers some extra time to pay their bills. So we're providing all sellers with a one-month grace period - no questions asked.

Third, we have 24/7 member support and so we're there to help them, address any questions with delivery times and shipping issues. We've recently provided them an enormous amount of information about how to navigate through the stimulus bill and which benefits they are eligible for. And in fact, that is one of the things we are most proud of - is that Josh and our team did a lot of work advocating to the U.S. Congress to make sure that the self-employed, including our sellers, are included in government assistance packages.

Deb Wasser:

That's great Rachel. Thank you so much. Can you talk a bit more about our financial model, in particular, the guidance we provided for 2020, and how our investors should think about our performance through various demand scenarios?

Rachel Glaser:

We love our Marketplace model, and we're really grateful that our business is dynamic and resilient especially during times of uncertainty.

So as Josh described, we have a highly variable cost structure with minimum capital requirement - so we have no brick and mortar retail; we don’t have fulfillment and distribution infrastructure; we have no inventory that we buy that we have to write down when the supply no longer meets the demand. And in addition to that, we’ve been optimizing and we reduced our internal investment in infrastructure by doing things like outsourcing to Google Cloud. And our team has been planning for a recession for three years. So we have a really helpful recession tracker index and we've been continuing to optimize our infrastructure to reduce costs everywhere that we can.

So the majority of our costs are variable and we’ve taken additional actions to pull back on spending where it makes sense. For instance, prioritizing all our hiring and hiring a little bit slower so that we’re focused on the fewest roles that we need right now most importantly.

So obviously the biggest unknown right now is how long this downturn might last and the shape of the recovery. And Josh explained that it's been very choppy, so very, very hard for us to forecast the top line. And because of that, we are going to withdraw our prior 2020 guidance. The world has changed. We assumed when we gave guidance that there was going to be a stable macroeconomic backdrop and right now it is anything but stable. We hope that we can give more visibility and give better projections for what 2020 will bring when we get to our Q1 call in May, but for now, the most important thing I can tell you is that we believe that even in a long and pronounced downturned in consumer demand, it is our priority to remain Adjusted EBITDA positive and cash flow positive for this year.

And maybe it would help if I share a few scenarios that we've modeled. So remember that worst week in March that Josh talked about a little while ago - if for the full year we had that worst week in March for the rest of the year, we would still produce break-even to slightly positive EBITDA margin for 2020.

In another scenario, where we had a modest recovery and if our business growth rate was about half of what we originally guided to for the year, we would produce low-to- mid-teens Adjusted EBITDA margins.

And if we return to normal, with what some call a V-shaped model, and we return to a more normal cadence as we got towards the back half of the year, we’d be looking at Adjusted EBITDA margins closer to 20%, or what we originally guided to.

Putting it all together and all else held constant, and assuming no additional cost-cutting, based on our current assumptions, you can think about it this way...that every percentage point of GMS growth equates to roughly 50 to 75 basis points of full year adjusted EBITDA margins.

Deb Wasser:

Okay, thanks Rachel. Another one for you. Most of our investors recognize the strength of our balance sheet, but is there anything in particular you would like to highlight today?

Rachel Glaser:

Sure. We have high-quality capital on our balance sheet and we're in a very strong financial position. As of December 31st, we had over US$800 million in cash and short-term investments. And of that balance, the majority of it is in cash or in highly liquid investments, for instance, U.S. Treasury Securities and they are laddered with short-term maturities and as they mature, we’ll continue to keep them in very short-term highly liquid investments. None of our debt obligations are due before 2023, and in addition to that, we have a revolver that has a US$200 million line that's currently undrawn with a 2023 maturity.

Deb Wasser:

Thanks Rachel. Josh any parting words before we wrap this up?

Josh Silverman:

Yes, thanks Deb.

First, I want to acknowledge again that these are really challenging times for people both personally and professionally. And I want to give my deep gratitude to our team and to the sellers for working so hard to rise to the challenge and really give it their all. We take that mission really seriously at Etsy. We think that now more than ever our work matters in our community pulls together. We're grateful for the resilience of our business model, which allows us in times like this not only to have confidence that we can ride through the turbulence, but to have the ability to keep investing for the medium and the long-term. Because we know that while this is an important moment, and this moment will have headwinds, we feel very confident that there is a very bright and enduring future for Etsy. And we're very focused on managing through the turbulence in the short-term but continuing to invest so we capitalize on what we believe is a very large and very important opportunity for Etsy in the months and in the years to come.

So thank you all for your efforts and for your listening and attention. We will make sure to continue to stay transparent and communicate with you as we move through this together.

Deb Wasser:

Thanks Josh and thanks everyone for watching today. We really hope you're all staying safe. We will talk to you in May.

If you have 30 more seconds for us, please keep watching. We’ve added a video at the end here. We launched it as part of our #StandwithSmall campaign featuring some of our sellers and what their Etsy shops mean to them. Thanks so much.

(Video Presentation)